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                                                                    EXHIBIT 99.1


                       [MAXWELL TECHNOLOGIES LETTERHEAD]


                                 PRESS RELEASE


FOR IMMEDIATE RELEASE


Contact: Tracy Perry
         Vice President, Corporate Communications
         (619) 576-7547
         URL http://www.maxwell.com/

        PACIFICORP MAKES EQUITY INVESTMENT IN MAXWELL'S ENERGY PRODUCTS
               SUBSIDIARY AS PART OF A STRATEGIC RELATIONSHIP FOR
                          ULTRACAPACITOR APPLICATIONS

                                  ------------

     NOVEMBER 4, 1997, SAN DIEGO, CA....MAXWELL TECHNOLOGIES, INC. (NMS-MXWL)
announced today that its Energy Products subsidiary has signed an agreement with PacifiCorp Energy Ventures, Inc., a unit of PacifiCorp Holdings (NYSE-PPW), to jointly pursue applications for Maxwell's PowerCache(TM) ultracapacitor in the stationary power and energy services market.

     PacifiCorp will provide $5 million in cash in addition to certain equipment and other assets with an aggregate cost to PacifiCorp of approximately $2 million and will receive a 7.5% equity interest in Maxwell Energy Products, Inc., as well as preferred access to the technology, marketing and supply rights and continued product development. PacifiCorp has the option after one year to exchange its equity in Energy Products for Maxwell Technologies common stock based on relative value at that time. Further terms of the arrangement were not disclosed.

     According to Kenneth F. Potashner, chairman and chief executive officer of
Maxwell: "We are pleased to be entering into this relationship with PacifiCorp and look forward to pursuing opportunities with our new partner. We also welcome David Hoffman, vice president of PacifiCorp, as a new member of the Board of Directors of Maxwell Energy Products, Inc."

     Added Mr. Hoffman: "Our arrangement with Maxwell's Energy Products subsidiary is consistent with our statement of last year that PacifiCorp was seeking equity interests in emerging technologies that would be of strategic benefit to our core business sectors. We were looking for technologies that would enhance our competitive position in emerging deregulated markets, and Maxwell's PowerCache(TM) ultracapacitors have demonstrated that they meet these criteria."
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                              [MAXWELL LETTERHEAD]



     The two firms signed an agreement last year on a program for determining applications of Maxwell's ultracapacitor technology in the utilities, manufacturing, and telecommunications fields. Pursuant to that initial agreement, Maxwell Energy Products has shipped a 56 volt ultracapacitor bank to PacifiCorp for evaluation. The system met or exceeded all of PacifiCorp's performance specifications, and two additional banks, one of 56 volts and another of 170 volts, are now being manufactured.

     Maxwell Technologies is a leader in pulsed power technologies, providing pulsed power based systems and components for a wide range of commercial applications and research and development for both commercial customers and the U.S. government. The Company's advanced technology solutions address diverse markets such as utilities, telecommunications, medical equipment and products, food processing and packaging and transportation. The Company also offers industrial computers and subsystems, primarily to OEMs in computer telephony and other markets, and software products and services, both for government research and for various commercial applications.

     Portland, Oregon-based PacifiCorp, one of the world's leading electrical utilities with operations overseas as well as in the United States, is a major owner and developer of coal and gas resources and producer and distributor of electric power.

     Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including product development based on new technologies, applications and acceptance of new products in major markets, the impact of competitive products and pricing, and other risks detailed from time-to-time in the Company's SEC reports, including the report on Form 10-K for the year ended July 31, 1997.

     Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.




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